EXHIBIT 23.1

REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-00000) and related Prospectus of Charming Shoppes, Inc. for the registration of $275,000,000 of its Senior Convertible Notes Due 2014, and to the incorporation by reference therein of our report dated April 4, 2007 with respect to the consolidated financial statements of Charming Shoppes, Inc., Charming Shoppes, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Charming Shoppes, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended February 3, 2007, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Philadelphia, Pennsylvania
August 24, 2007